EXHIBIT 99.2

            News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS THIRD QUARTER 2004
OPERATING RESULTS

•	Earned net income of $34.3 million, a 23% increase over net income for the second quarter 2004

•	Earned diluted net income per share of $0.29

•	Grew funded loan portfolio to $3.8 billion, an increase of $482 million, or 15%, from the second quarter 2004

Chevy Chase, MD, October 28, 2004 – CapitalSource Inc. (NYSE: CSE) today reported net income of $34.3 million, or $0.29 per diluted share, for the quarter ended September 30, 2004.

Our third quarter 2004 earnings represented a 23% increase over second quarter 2004 earnings of $27.9 million, or $0.24 per diluted share. Third quarter returns on average assets and average equity were 3.57% and 15.44%, respectively, compared to second quarter 2004 returns on average assets and average equity of 3.44% and 13.30%, respectively.

Loan Portfolio

•	Gross loans outstanding increased to $3,783 million as of September 30, 2004, an increase of $482 million from $3,301 million as of June 30, 2004. This increase compares to a $584 million increase in gross loans during the second quarter 2004.

•	Net interest and fee income was $90.4 million for the third quarter 2004, an increase of $19.7 million, or 28%, from $70.7 million for the second quarter 2004.

Yield / Cost of Funds / Leverage / Net Interest Margin

•	Yield on average interest earning assets was 11.80% for the third quarter 2004, an increase of 96 basis points from 10.84% for the second quarter 2004. This increase was the result of a 13 basis point increase in yield from interest income primarily due to higher interest rates during the quarter, and an 83 basis point increase in yield from fee income. The increase in yield from fee income was primarily the result of an increase in prepayment-related fee income which contributed 88 basis points to yield in the third quarter 2004 compared to 26 basis points in the second quarter 2004.

•	Cost of funds was 3.00% for the third quarter 2004 compared to 2.74% for the second quarter 2004. This increase was primarily the result of rising interest rates during the quarter, partially offset by changes in the mix and costs of our various financing sources and lower costs associated with our hedging instruments.

•	Leverage, as measured by the ratio of total debt to equity, increased to 3.41x as of September 30, 2004 from 3.04x as of June 30, 2004, primarily due to the funding of the growth in our portfolio with unsecured debt and increased credit facility borrowings.

•	Net interest margin was 9.50% for the third quarter 2004, a 69 basis point increase from 8.81% for the second quarter 2004. The increase was due to higher yield from interest income and the increase in prepayment-related fee income, partially offset by the increase in interest expense due to higher leverage and higher cost of funds.

Credit Quality

•	The provision for loan losses was $7.8 million for the third quarter 2004, an increase of $2.7 million from $5.1 million for the second quarter 2004. Of this amount, $5.0 million was for specific reserves compared to $0.6 million for the second quarter 2004.

•	During the third quarter 2004, we recorded no charge offs compared with charge offs of $3.4 million during the second quarter.

•	Allowance for loan losses was $32.6 million as of September 30, 2004, a $7.8 million increase from $24.8 million as of June 30, 2004. Allowance for loan losses as a percentage of gross loans was 0.86% as of September 30, 2004, an increase of 11 basis points from 0.75% as of June 30, 2004. This increase was primarily due to the increase in specific reserves described above. Specific reserves as a percentage of gross loans was 0.15% as of September 30, 2004, compared to 0.02% as of June 30, 2004.

Operating Expenses

•	Total operating expenses were $28.5 million for the third quarter 2004, an increase of $0.9 million from $27.6 million for the second quarter 2004. The increase was primarily the result of the compensation costs related to the addition of 23 new employees during the quarter, partially offset by a decrease in professional fees.

•	Operating expenses as a percentage of average total assets were 2.96% for the third quarter 2004, a decrease of 44 basis points from 3.40% for the second quarter 2004, in line with expectations.

Other Income

•	Other income was $4.0 million for the third quarter 2004 compared to other income for the second quarter 2004 of $6.9 million. The decrease in other income compared to the second quarter 2004 was primarily due to a decrease in income generated by our mortgage finance subsidiary, a decrease in forfeited diligence deposits, and decreases in gains on investments and derivatives.

Income Taxes

•	Our effective tax rate was 41% for the third quarter 2004, compared to 38% for the second quarter 2004. This increase in the effective tax rate is the result of both a reconciliation of our previous provision for income taxes with actual tax expense for 2003 plus a change in the estimated tax rate for 2004 which was accounted for in the third quarter 2004. When combined with income and effective tax rates in prior periods, we have provided for income taxes on the total income earned in 2004 based on a 39.2% effective tax rate. We expect to record income taxes at a 39.2% effective tax rate for the remainder of 2004. We provided for income taxes on the income earned from August 7, 2003 through December 31, 2003 based on a 38% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and all income taxes were paid by our members.

Funding and Liquidity

•	During the third quarter 2004, we completed an offering of $330 million principal amount of 3.5% senior convertible debentures due 2034.

Subsequent Event

•	In October 2004, we completed an offering of floating-rate asset-backed notes, which are backed by a $1.1 billion pool of senior and subordinated commercial loans originated by us. The offered notes totaled $1 billion, or 90.2% of the collateral pool. We plan to use the proceeds to repay outstanding indebtedness and for general corporate purposes.

Conference Call and Webcast

We will host a conference call on Thursday, October 28, 2004 at 5:30 p.m. ET to discuss our third quarter results. If you wish to participate, please call (800) 810-0924 approximately ten minutes in advance. The call will also be webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 8:30 p.m. ET October 28, 2004 and will run through November 3, 2004. Please call (719) 457-0820 or (888) 203-1112 (pass code: 997627). An audio replay also will be available on the Investor Relations page of the CapitalSource website.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $5.4 billion in loan commitments as of September 30, 2004. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco, and St. Louis. As of September 30, 2004, we had 387 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 12, 2004. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	September 30,	June 30,
	2004	2004
	(unaudited)
Assets
Cash and cash equivalents	$121,357	$171,572
Restricted cash	110,188	54,608
Loans:
Loans	3,783,077	3,300,872
Less deferred loan fees and discounts	(80,785)	(67,905)
Less allowance for loan losses	(32,612)	(24,775)

Loans, net	3,669,680	3,208,192
Investments	43,638	42,237
Deferred financing fees, net	34,435	28,399
Property and equipment, net	9,985	10,129
Other assets	29,534	13,713

Total assets	$4,018,817	$3,528,850

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$1,266,825	$948,578
Term debt	1,252,720	1,459,655
Convertible debt	557,780	225,789
Accounts payable and other liabilities	37,583	26,332
Due diligence deposits	951	1,613

Total liabilities	3,115,859	2,661,967
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 119,118,235 and 118,940,650 shares issued; 117,818,235 and 117,640,650 shares outstanding, respectively)	1,178	1,176
Additional paid-in capital	759,828	754,773
Retained earnings	194,249	159,941
Deferred compensation	(21,751)	(18,843)
Accumulated other comprehensive (loss) income, net	(620)	(238)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	902,958	866,883

Total liabilities and shareholders’ equity	$4,018,817	$3,528,850

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net interest and fee income:
Interest	$86,344	$47,336	$218,325	$121,372
Fee income	26,010	15,105	61,848	35,238

Total interest and fee income	112,354	62,441	280,173	156,610
Interest expense	21,922	10,304	51,296	27,409

Net interest and fee income	90,432	52,137	228,877	129,201
Provision for loan losses	7,832	3,687	20,238	8,461

Net interest and fee income after provision for loan losses	82,600	48,450	208,639	120,740
Operating expenses:
Compensation and benefits	19,627	11,553	51,613	30,618
Other administrative expenses	8,838	5,761	26,691	14,884

Total operating expenses	28,465	17,314	78,304	45,502
Other income (expense):
Diligence deposits forfeited	1,249	230	4,345	2,224
(Loss) gain on investments	(435)	4,985	(455)	5,099
(Loss) gain on derivatives	(223)	431	(480)	(68)
Other income	3,423	1,077	7,886	2,231

Total other income	4,014	6,723	11,296	9,486

Net income before income taxes	58,149	37,859	141,631	84,724
Income taxes	23,841	6,564	55,564	6,564

Net income	$34,308	$31,295	$86,067	$78,160

Net income per share:
Basic	$0.30	$0.29	$0.74	$0.77
Diluted	$0.29	$0.28	$0.73	$0.75
Average shares outstanding:
Basic	115,913,505	108,969,401	116,208,773	101,751,387
Diluted	117,358,735	110,824,452	117,600,329	103,600,367

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2004	2004	2003	2004	2003
Net income before income taxes	$58,149	$44,935	$37,859	$141,631	$84,724
Income taxes	23,841	17,075	6,564	55,564	6,564
Pro forma income taxes (a)	—	—	7,822	—	25,631

Pro forma net income	$34,308	$27,860	$23,473	$86,067	$52,529

Pro forma net income per share (a):
Basic	$0.30	$0.24	$0.22	$0.74	$0.52
Diluted	$0.29	$0.24	$0.21	$0.73	$0.51
Average shares outstanding:
Basic	115,913,505	115,770,083	108,969,401	116,208,773	101,751,387
Diluted	117,358,735	117,303,124	110,824,452	117,600,329	103,600,367
Pro forma return on average assets (a)	3.57%	3.44%	4.55%	3.54%	4.03%
Pro forma return on average equity (a)	15.44%	13.30%	12.92%	13.29%	11.78%

(a)	Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. In 2003, the unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes provision for income taxes with a combined federal and state effective tax rate of 38%.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended	Nine Months Ended September 30,
September 30,	June 30,	September 30,
2004	2004	2003	2004	2003
Performance Ratios:
Net interest margin	9.50%	8.81%	10.10%	9.47%	9.91%
Operating expenses as a percentage of average total assets	2.96%	3.40%	3.36%	3.22%	3.49%
Efficiency ratio (operating expenses / net interest and fee income and other income)	30.1%	35.5%	29.4%	32.6%	32.8%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.66%	0.00%	0.24%	0.66%	0.24%
Loans on non-accrual status as a percentage of loans (as of period end)	1.16%	0.98%	0.46%	1.16%	0.46%
Net charge offs as a percentage of average loans (annualized)	0.00%	0.44%	0.00%	0.25%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	0.86%	0.75%	0.76%	0.86%	0.76%
Total debt to equity (as of period end)	3.41	x	3.04	x	1.53	x	3.41	x	1.53	x
Equity to total assets (as of period end)	22.5%	24.6%	39.0%	22.5%	39.0%